Exhibit 99.1

NEWS RELEASE

Green Plains Reports Second Quarter 2012 Financial Results

•	Net loss of ($7.6) million

•	Loss per share of ($0.25)

OMAHA, NEB. (GLOBE NEWSWIRE) – July 25, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter ended June 30, 2012. Net loss attributable to Green Plains for the quarter was ($7.6) million, or ($0.25) per diluted share, compared to net income of $5.0 million, or $0.14 per diluted share, for the same period in 2011. Revenues were $870.4 million for the second quarter of 2012 compared to $861.6 million for the same period in 2011.

“While the third quarter remains defensive, based on the current forward curve and the hedges in place, we expect to return to profitability in the fourth quarter. We have locked in over 40% of our ethanol margins for the fourth quarter at profitable levels. The industry has slowed production to the lowest levels we have seen in a year with tighter inventory levels beginning to become apparent in the marketplace,” said Becker.

Revenues for the six-month period ended June 30, 2012 were $1.6 billion compared to $1.7 billion for the same period of 2011. Net loss attributable to Green Plains for the six-month period ended June 30, 2012 was ($20.2) million, or ($0.65) per diluted share, compared to net income of $12.7 million, or $0.34 per diluted share, for the same period of 2011.

“Our non-ethanol segments made significant contributions to the quarter, generating $14.6 million of operating income, which puts us on track to produce approximately $60 million in operating income from our corn oil production, agribusiness and marketing and distribution segments in 2012,” added Becker. “We continue to expand our railcar program with over 500 tanker cars in service to transport other commodities. The combination of our risk management programs, operating efficiencies, diversification strategy and strong liquidity position has softened the blow of a longer than expected cyclical downturn.”

Second quarter 2012 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $11.4 million compared to $29.8 million for the same period of 2011. Green Plains had $136.8 million total cash and equivalents and $161.6 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at June 30, 2012. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Second Quarter 2012 Business Highlights

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In June 2012, BioProcess Algae LLC and a subsidiary of Bioseutica BV, a leading producer of highly-purified pharmaceutical-grade Omega-3 fatty acids, announced that they have entered into a commercial supply agreement for the production of EPA-rich Omega-3 oils for use in concentrated EPA products for nutritional and/or pharmaceutical applications. Under the agreement, BioProcess Algae will supply microalgal oils which will be refined by Bioseutica’s proprietary Supercritical Fluid Technology (KD-pur®) to produce highly-concentrated vegetable-sourced EPA oils.

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In June 2012, the EPA gave final approval for the sale and use of E15 ethanol blends in light duty vehicles made since 2001, representing nearly two-thirds of all vehicles on the road. The nation’s first E15 blends were sold on July 18, 2012 at a retail station in Lawrence, Kansas.

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Conference Call

On July 26, 2012, Green Plains will hold a conference call to discuss its second quarter 2012 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-727-7622 and the international dial-in number is 913-312-1482. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through August 2, 2012.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$870,356	$861,576	$1,645,750	$1,673,903
Cost of goods sold	852,222	826,314	1,618,846	1,601,018

Gross profit	18,134	35,262	26,904	72,885
Selling, general and administrative expenses	19,217	17,474	39,078	35,102

Operating income (loss)	(1,083)	17,788	(12,174)	37,783

Other income (expense)
Interest income	58	72	99	164
Interest expense	(9,842)	(9,867)	(18,909)	(17,999)
Other, net	(832)	(122)	(1,411)	(186)

Total other expense	(10,616)	(9,917)	(20,221)	(18,021)

Income (loss) before income taxes	(11,699)	7,871	(32,395)	19,762
Income tax expense (benefit)	(4,145)	2,852	(12,145)	7,212

Net income (loss)	(7,554)	5,019	(20,250)	12,550
Net loss attributable to noncontrolling interests	4	(37)	8	172

Net income (loss) attributable to Green Plains	$(7,550)	$4,982	$(20,242)	$12,722

Earnings per share:
Basic	$(0.25)	$0.14	$(0.65)	$0.35

Diluted	$(0.25)	$0.14	$(0.65)	$0.34

Weighted average shares outstanding:
Basic	29,614	36,415	30,926	36,308

Diluted	29,614	42,953	30,926	42,858

Revenues increased $8.8 million for the quarter ended June 30, 2012 compared to the same period in 2011, primarily due to higher revenues in the corn oil production and agribusiness segments. During the quarter ended June 30, 2012, Green Plains sold 38.6 million pounds of corn oil production compared to 21.5 million pounds in the same period of 2011. Agribusiness revenues increased primarily due to additional volume of grain sold and higher unit margins for grain and fertilizer. The Company experienced a reduction in ethanol volumes produced at certain ethanol plants due to unfavorable changes in commodity prices. In the first half of 2012, Green Plains reduced production volumes at two of its ethanol plants by approximately 30%, or about 7% of total production capability, in response to unfavorable operating margins. Gross profit decreased by $17.1 million in the second quarter of 2012 compared to the same period of 2011, primarily as a result of significantly lower ethanol margins. Operating expenses increased as a result of the expanded scope of business operations. Primarily as a result of these factors, operating income decreased by $18.9 million in the second quarter of 2012 compared to the same period of 2011.

Interest expense decreased slightly for the quarter ended June 30, 2012 compared to the same period of 2011 as outstanding debt was lower in the second quarter of 2012 compared to the same period of 2011. Weighted average shares outstanding for basic earnings per share purposes decreased due to share repurchases that were completed in September 2011 and in March 2012. Weighted average shares outstanding for diluted earnings per share purposes for the quarter and six months ended June 30, 2011 reflect additional shares outstanding under the as-if-converted method of accounting for the convertible notes. For the quarter and six months ended June 30, 2012, the Company’s net loss and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

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	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss) attributable to Green Plains	$(7,550)	$4,982	$(20,242)	$12,722
Interest and amortization expense related to convertible debt, net of tax	—	924	—	1,846

Net income (loss) on an as-if-converted basis	$(7,550)	$5,906	$(20,242)	$14,568

Effect of convertible debt on weighted average shares outstanding—diluted	—	6,280	—	6,280

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (4) marketing and distribution of Company-produced and third-party ethanol, distillers grains and corn oil, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Ethanol production	$466,890	$543,541	$925,067	$1,011,344
Corn Oil Production	15,470	10,520	28,990	14,842
Agribusiness	140,850	125,589	259,076	239,707
Marketing and distribution	717,915	759,519	1,374,686	1,471,913
Intersegment eliminations	(470,769)	(577,593)	(942,069)	(1,063,904)

	$870,356	$861,576	$1,645,750	$1,673,902

Gross profit:
Ethanol production	$(6,875)	$15,721	$(16,910)	$39,034
Corn Oil Production	9,405	6,365	17,340	8,456
Agribusiness	8,599	6,187	14,845	12,203
Marketing and distribution	6,603	5,589	10,790	12,263
Intersegment eliminations	402	1,400	839	929

	$18,134	$35,262	$26,904	$72,885

Operating income (loss):
Ethanol production	$(11,034)	$11,708	$(24,914)	$31,243
Corn Oil Production	9,351	6,339	17,200	8,408
Agribusiness	2,398	812	3,067	1,783
Marketing and distribution	2,874	2,517	3,384	5,156
Intersegment eliminations	402	1,410	873	954

Segment operating income	3,991	22,786	(390)	47,544
Corporate activities	(5,074)	(4,998)	(11,784)	(9,761)

	$(1,083)	$17,788	$(12,174)	$37,783

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Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Ethanol sold	176,729	183,925	346,349	356,019
(thousands of gallons)
Ethanol produced	171,755	183,638	347,526	354,816
(thousands of gallons)
Distillers grains sold	472	514	959	1,001
(thousands of equivalent dried tons)
Corn consumed	60,323	64,804	122,195	125,175
(thousands of bushels)

Revenues in the ethanol production segment decreased by $76.7 million for the quarter ended June 30, 2012 compared to the same period of 2011. The decrease in revenue was due to lower average prices for ethanol and the decision, in response to unfavorable operating margins, to temporarily reduce ethanol production volumes at two ethanol plants. Operating capacity per quarter is 185 million gallons of ethanol. However, the ethanol production segment produced 171.8 million and sold 176.7 million gallons of ethanol during the second quarter of 2012. In the first quarter of 2012, ethanol production exceeded ethanol sales, resulting in increased ethanol inventory held for sale while the market provided a reasonable return on storage capacity. In the second quarter of 2012, the additional ethanol inventory was liquidated.

Cost of goods sold in the ethanol production segment decreased by $54.1 million for the quarter ended June 30, 2012 compared to the same period in 2011. Consumption of corn decreased by 4.5 million bushels and the average cost per bushel decreased by 8.7% during the quarter ended June 30, 2012 compared to the same period in 2011. Gross profit for the ethanol production segment decreased by $22.6 million for the quarter ended June 30, 2012 compared to the same period in 2011 due to the factors listed above. Depreciation and amortization expense for the ethanol production segment was $11.1 million during the quarter ended June 30, 2012 compared to $10.4 million during the same period of 2011. As a result of the factors identified above, operating income in the ethanol production segment decreased by $22.7 million for the quarter ended June 30, 2012, compared to the same period in 2011, to a loss of ($11.0) million.

Corn Oil Production Segment

Green Plains initiated corn oil production in the fourth quarter of 2010. By September 30, 2011, corn oil extraction equipment was deployed at all nine of the Company’s ethanol plants. Revenues in the corn oil production segment increased by $5.0 million for the quarter ended June 30, 2012 compared to the same period in the prior year. During the quarter ended June 30, 2012, Green Plains sold 38.6 million pounds of corn oil compared to 21.5 million pounds in the same period of 2011.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

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	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Grain sold	15,118	13,558	29,503	27,319
(thousands of bushels)
Fertilizer sold	29,685	34,902	32,042	38,010
(tons)

Within the agribusiness segment, revenues increased by $15.3 million, gross profit increased by $2.4 million and operating income increased by $1.6 million for the quarter ended June 30, 2012 compared to the same period in 2011. Revenues, gross profit and operating income increased primarily due to additional volume of grain sold and higher unit margins for grain and fertilizer. Operating income was affected by an increase in selling, general and administrative expenses due to the expanded scope of agribusiness operations resulting from construction of additional grain storage capacity and the acquisition of two grain elevators in June 2011 and January 2012.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $41.6 million for the quarter ended June 30, 2012 compared to the same period in 2011. The decrease in revenues was primarily due to lower average prices of ethanol sold. Ethanol and distillers grains revenues decreased by $54.9 million and $9.4 million, respectively, partially offset by an increase in corn oil revenues of $5.1 million. Green Plains sold 285.6 million gallons of ethanol within the marketing and distribution segment during the quarter ended June 30, 2012 compared to 256.1 million gallons sold during the same period in 2011. Ethanol volumes increased due to an increase in open-market ethanol purchases and sales. However, the decrease in average prices of ethanol more than offset the increase in volumes, resulting in a decrease of ethanol revenues. During the quarter ended June 30, 2012, the Company sold 38.6 million pounds of corn oil production compared to 21.5 million pounds in the same period of 2011. Crude oil revenue in the second quarter of 2012 was $17.5 million.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income (loss) attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss) attributable to Green Plains	$(7,550)	$4,982	$(20,242)	$12,722
Net (income) loss attributable to noncontrolling interests	(4)	37	(8)	(172)
Interest expense	9,842	9,867	18,909	17,999
Income taxes	(4,145)	2,852	(12,145)	7,212
Depreciation and amortization	13,259	12,034	26,417	24,037

EBITDA	$11,402	$29,772	$12,931	$61,798

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30,	December 31,
	2012	2011
ASSETS
Current assets	$487,896	$576,420
Property and equipment, net	765,784	776,789
Other assets	69,069	67,619

Total assets	$1,322,749	$1,420,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$347,263	$360,965
Long-term debt	470,519	493,407
Other liabilities	42,153	61,099

Total liabilities	859,935	915,471
Total stockholders' equity	462,814	505,357

Total liabilities and stockholders' equity	$1,322,749	$1,420,828

At June 30, 2012, Green Plains had $136.8 million in total cash and equivalents and $161.6 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at June 30, 2012 was $678.8 million, including $106.1 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. This compares to total debt and amounts outstanding under working capital revolvers and other short-term borrowing arrangements at March 31, 2012 of $739.7 million and $142.4 million, respectively. As of June 30, 2012, Green Plains had total assets of approximately $1.3 billion and total stockholders’ equity of approximately $462.8 million. As of June 30, 2012, Green Plains had approximately 29.6 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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